Exhibit 99.2

Inotiv, Inc. Announces Expansion of Pharmacology and Pathology Offerings with Agreement to Purchase Bolder BioPATH, Inc.

WEST LAFAYETTE, IN, April 16, 2021 – Inotiv, Inc. (NASDAQ:NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading provider of non-clinical and analytical contract research services, today announced that the Company has entered into an agreement and plan of merger with Bolder BioPATH, Inc. (“Bolder BioPATH”), a contract pharmacology and pathology company specializing in in vivo models of rheumatoid arthritis, osteoarthritis, inflammatory bowel disease, diseases of the central nervous system and other autoimmune, inflammation, and pain models.

“Bolder BioPATH adds depth to our existing pharmacology enterprise, allowing us to extend our market reach in early-stage drug discovery, and brings us significant new cross-selling opportunities,” said Robert Leasure, Jr., Inotiv’s President and Chief Executive Officer. “We will offer Bolder BioPATH’s capabilities to our existing clients, while leveraging Inotiv’s centers of excellence, particularly in drug metabolism and pharmacokinetics, to deliver new services to their clients, which predominantly consist of companies in the growing emerging biopharma sector. Prior to the onset of the pandemic in 2020, Bolder BioPATH increased revenue organically at a compounded annual growth rate in excess of 20% over a three-year period, and we believe the company will provide an exciting new growth pillar for Inotiv.”

Mr. Leasure continued, “With our current investments in pharmacology models, especially to support liver disease as well as cell and molecular therapeutics, this combination gives us the ability to support new therapeutic areas. We believe that Bolder BioPATH’s exemplary reputation, talented team, and facility are an excellent complement to our organization. We look forward to working with Alison Bendele, Phillip Bendele and the team to deliver an even more robust suite of services with a focus on exceptional client experience—that’s what our Inotiv brand is all about.”

Alison Bendele, founder and President of Bolder BioPATH, added, “At Bolder BioPATH, our mission has been to always deliver exceptional service and provide clients with the highest quality data to help them move quickly toward key decisions.” Phillip Bendele, Chief Executive Officer, elaborated, “In 2020 we expanded our facility to over 24,000 square feet, providing capacity to allow us to increase the size of our business. By joining with Inotiv, we believe we can help accelerate the growth of our combined company with our expertise in various areas of nonclinical pharmacology, augment Inotiv’s already broad range of scientific disciplines, and provide our combined customer base the knowledge, experience and focus they need to get to an investigational new drug filing.”

Transaction Snapshot

Transaction Consideration	•	$47.0 million, consisting of (a) $18.5 million in cash, (b) a number of common shares of the Company obtained by dividing $27.0 million by the lessor of (i) the weighted average closing price of Company shares as reported by NASDAQ for the twenty trading-day period ending on the third trading day prior to the closing date and (ii) the offering price per share in any stock offering by the Company prior to the closing, and (c) a $1.5 million seller’s note.

Bolder BioPATH Financials	•	2020 revenue of $13.0 million
Conditions	•	Subject to financing and customary closing conditions
Timing	•	Expected to close within 120 days, pending successful financing

The union of Inotiv with Bolder BioPATH, and HistoTox Labs, Inc., which business will be acquired subject to a purchase agreement announced earlier this week, will provide clients with the ability to work with one provider having expertise across a broad portfolio of services, including:

•	Pharmacology

•	Toxicology

•	Pathology

•	Drug Metabolism

•	Pharmacokinetics

•	Bioanalysis

•	Intravascular Device and Structural Heart Models

•	Surgical and Medical Devices

•	Scientific and Regulatory Consulting

The Company expects to retain all existing Bolder BioPATH employees after transaction close.

The transaction is subject to customary closing processes and financing. A Current Report on Form 8-K containing further details regarding the contemplated transaction will be filed by Inotiv and made available on the U.S. Securities and Exchange Commission’s EDGAR website.

About the Company

Inotiv, Inc., is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations

Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com